UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): August 29, 2023

Enviva Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37363	46-4097730
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7272 Wisconsin Ave.	Suite 1800
Bethesda,	MD	20814
(Address of principal executive offices)		(Zip code)

(301)	657-5560
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	EVA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Departure of Shai S. Even
On August 30, 2023, Enviva Inc. (the “Company”) announced that Shai S. Even was separated from his position as Executive Vice President and Chief Financial Officer of the Company (and his role as the Company’s principal accounting officer), effective as of August 29, 2023.

In connection with Mr. Even’s separation, on August 29, 2023 the Company, Enviva Management Company, LLC, a wholly owned subsidiary of the Company (“Enviva Management Company”), and Mr. Even entered into a Separation and General Release Agreement (the “Separation Agreement”). Pursuant to the terms of the Separation Agreement, Mr. Even will receive (i) a cash payment of $245,000, less applicable taxes and withholding, payable in installments; (ii) a potential bonus payment based on actual Company performance in 2023 as determined in the first quarter of 2024, not to exceed 60% of Mr. Even’s original target bonus amount of $612,500; (iii) vesting of all outstanding unvested time-based restricted stock units under the Company’s long-term incentive plan (the “LTIP”) on the earlier of the one-year anniversary of the effective date of separation under the Separation Agreement and the original vesting dates; and (iv) reimbursement of the cost of continued health coverage under the Company’s existing health plan under COBRA for a period of up to 12 months, so long as eligible.

As consideration for the Company’s obligations under the Separation Agreement, Mr. Even provided a comprehensive release of claims in favor of the Company and its affiliates and reaffirmed his commitment to be bound by the restrictive covenants concerning confidential information, non-competition, and non-solicitation of employees contained in his Fourth Amended and Restated Employment Agreement.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Appointment of Glenn T. Nunziata as Executive Vice President and Chief Financial Officer

On August 29, 2023, Glenn T. Nunziata was appointed to serve as Executive Vice President and Chief Financial Officer of the Company. Mr. Nunziata will also serve as the Company’s principal accounting officer.

Mr. Nunziata, age 50, most recently served as the Chief Financial Officer of Smithfield Foods Inc. from September 2015 until his retirement in December 2022. Smithfield Foods Inc. is an $18 billion company that owns and operates processing facilities across the United States and works with thousands of farmers and landowners each year managing its diversified supply chain, from September 2015 to December 2022. Prior to his tenure at Smithfield Foods Inc., Mr. Nunziata held various positions of increasing responsibility at EY, where he began his career, from October 1996 to September 2015, most recently as a partner. Mr. Nunziata received a B.S. in Accounting and a Masters in Accounting from James Madison University. He currently serves as Vice Chairman of the Board of Directors of StoneBridge School and sits on the Board of Advisors for the College of Business at James Madison University. There are no family relationships between Mr. Nunziata and any of the Company’s current directors or executive officers.

Entry into Employment Agreement with Mr. Nunziata

In connection with his appointment as Executive Vice President and Chief Financial Officer, Enviva Management Company entered into an employment agreement with Mr. Nunziata, dated and effective as of August 28, 2023 (the “Employment Agreement”). The initial term of the Employment Agreement is one year and it will automatically renew annually for successive 12-month periods unless either party provides written notice of non-renewal at least 60 days prior to a renewal date.

Pursuant to the Employment Agreement, Mr. Nunziata (i) will receive an annual salary of $650,000; (ii) will be eligible to receive a discretionary annual bonus under the Company’s annual incentive plan for management, the target amount of which will be equal to 150% of Mr. Nunziata’s annual salary with the amount of the annual bonus actually paid to Mr. Nunziata being determined using performance standards established by the board of directors or a committee thereof, in its sole discretion; (iii) will receive an initial grant on or prior to November 15,

2023 of time-based restricted stock unit awards under the LTIP with a value equal to 300% of Mr. Nunziata’s annual salary (which shall vest in two equal installments on each of the first and second anniversary of the date of grant of the award, subject to continued employment by Mr. Nunziata on such dates); (iv) in subsequent years will be eligible to receive annual grants under the LTIP with a target value of 300% of Mr. Nunziata’s annual salary (with the 2024 grant to be subject to a vesting schedule that will vest in two equal installments on each of the third and the fourth anniversary of the date of grant of the award, subject to continued employment by Mr. Nunziata on such dates); and (iv) will be eligible to participate in the employee benefit plans and programs available to similarly situated employees. Mr. Nunziata will also be entitled to a reimbursement for business expenses, a relocation allowance, and a reimbursement for housing.

Mr. Nunziata is also entitled to severance payments in certain circumstances. Mr. Nunziata would be entitled to accrued but unpaid base salary, reimbursements, and other employee benefits (the “Accrued Obligations”) in the event his employment was terminated upon the provision of a notice of nonrenewal by Mr. Nunziata, by the Company for “cause”, or by Mr. Nunziata without “good reason” (each as defined in the Employment Agreement), and all other compensation and benefits would terminate as of the date of termination.

In the event the Company were to terminate Mr. Nunziata’s employment without “cause,” Mr. Nunziata terminated his employment for “good reason,” or Mr. Nunziata’s employment terminated as a the result of death or a “disability” (as defined in the Employment Agreement), he would be entitled to (i) the Accrued Obligations; (ii) a severance payment (payable in installments) in an aggregate amount of 1.0 (or, if such termination occurs within 12 months following a “change in control,” (as defined in the Employment Agreement) 1.5) times the sum of his annualized base salary and target annual bonus as in effect on the date of such termination (“Annual Cash Compensation”), to be paid in 24 installments (or 36 installments in the event of a termination that was in connection with a change in control); (iii) a pro-rata bonus for the year in which the termination occurs, (iv) full vesting of outstanding awards under the LTIP, or if the termination occurs within 12 months following the effective date, then half vesting of outstanding awards under the LTIP (which vesting for awards that include a performance requirement (other than continued service) will be based on (1) actual performance if such termination occurs within the six-month period preceding the expiration of the performance period or (2) target performance if such termination occurs at any other time during the performance period); and (v) monthly reimbursement for the amount Mr. Nunziata pays for continuation coverage under the employer’s group health plans for up to 12 months following such termination (or, if such termination occurs within 12 months following a “change in control,” as defined in the Employment Agreement, 18 months following such termination).

The Employment Agreement also contains certain restrictive covenants pursuant to which Mr. Nunziata recognized an obligation to comply with, among other things, certain confidentiality covenants as well as covenants not to compete in a defined market area with the Company (or any of its affiliates to which he has provided services or about which he has obtained confidential information) or to solicit their employer’s or its affiliates’ employees, in each case, during the term of the Employment Agreement and for a period of one year thereafter.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Indemnification Agreement

In connection with his employment, the Company entered into an indemnification agreement with Mr. Nunziata dated August 28, 2023 (the “Indemnification Agreement”). The Indemnification Agreement requires the Company to indemnify Mr. Nunziata to the fullest extent permitted under Delaware law against liability that may arise by reason of his service to the Company, and to advance expenses incurred as a result of any proceeding against Mr. Nunziata as to which he could be indemnified.

The foregoing description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Indemnification Agreement, a copy of which is attached as Exhibit 10.3 hereto and is incorporated herein by reference.

Related Persons

There are no arrangements or understandings between Mr. Nunziata and any other person pursuant to which Mr. Nunziata was appointed as an executive officer of the Company, as applicable, and there are no relationships between Mr. Nunziata and the Company that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.
Item 7.01.    Regulation FD Disclosure.
On August 30, 2023, the Company issued a press release relating to the removal of Mr. Even and the appointment of Mr. Nunziata. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information included with respect to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information, including Exhibit 99.1, be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Item 9.01.    Financial Statements and Exhibits.
Exhibits.

EXHIBIT NUMBER	DESCRIPTION
10.1	Separation and General Release Agreement, effective as of August 29, 2023, among Enviva Inc., Enviva Management Company, LLC, and Shai S. Even.
10.2	Employment Agreement, dated and effective as of August 28, 2023, between Enviva Management Company, LLC and Glenn T. Nunziata.
10.3	Indemnification Agreement between Enviva Inc. and Glenn T. Nunziata, dated as of August 28, 2023.
99.1	Enviva Inc. press release dated August 30, 2023, announcing the appointment of Glenn T. Nunziata as Chief Financial Officer effective August 29, 2023.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Exchange Act, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.
ENVIVA INC.

Date: August 30, 2023    By:     /s/ Jason E. Paral
Name:    Jason E. Paral
Title:    Senior Vice President, Deputy General Counsel, and
    Secretary
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